Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	State National Companies, Inc. David Hale, COO & CFO 817-265-2000 Dennard • Lascar Associates Rick Black 713-529-6600

State National Companies Reports First Quarter 2015 Results

BEDFORD, TX — May 14, 2015 — State National Companies, Inc. (NASDAQ: SNC) today reported its financial results for the first quarter ended March 31, 2015.

Total revenues in the first quarter of 2015 were $46.1 million, up 29.9 percent from $35.5 million in the first quarter of 2014.  Adjusted net income, a non-GAAP measure, was $8.7 million, or $0.20 per diluted share, in the first quarter of 2015, compared to adjusted net income of $4.9 million, or $0.14 per diluted share, for the same period in 2014.  Reported net income was also $8.7 million, or $0.20 per diluted share, in the first quarter of 2015. See below for a reconciliation of non-GAAP financial measures.

Financial Highlights - First Quarter 2015 Compared to the First Quarter 2014:

•                  Gross written premiums were $297.6 million, up 29.2 percent

•                  Premiums earned were $29.3 million, up 28.5 percent

•                  Ceding fees were $14.1 million, up 42.4 percent

•                  Adjusted net income was $8.7 million, up 77.6 percent

•                  Adjusted diluted EPS of $0.20 up from $0.14

Commenting on the quarter, State National’s Chairman, President and Chief Executive Officer Terry Ledbetter, stated, “We are excited to announce significant growth in the first quarter with adjusted net income increasing 78 percent, driven by growth in premiums earned in Lender Services and ceding fees in Program Services. We are optimistic about the positive trends in our business and are maintaining our 2015 growth outlook in both our Program and Lender Services segments.

“At State National, we simplify and expand access to insurance coverage for our clients and capacity providers.  In Lender Services, we provide high quality service and advanced technology to create process efficiency for our customers.  In Program Services, we provide fronting services that leverage our “A” (Excellent) A.M. Best rating with our expansive licenses and trusted reputation to provide access to the U.S. property and casualty insurance market in exchange for a ceding fee. The growth in both business segments is the direct result of our reputation as a trusted provider of customized insurance solutions and our ability to deliver superior customer service through quality programs.”

Program Services Segment

Our Program Services business provides fronting to general agents and insurance carriers that lack adequate ratings or licenses to provide access to the U.S. property and casualty insurance market in exchange for a ceding fee. State National issues the policy, and the reinsurer assumes the risk.

In the first quarter of 2015, total revenues from the Program Services segment were $14.1 million, an increase of $4.2 million, or 42.4 percent, from the first quarter of 2014.  The growth in revenues was driven by increased ceding fees, primarily the result of the rise in gross earned premiums related to the year over year increases totaling $1.5 million from two large programs and $1.9 million from the Nephila program.

Lender Services Segment

In Lender Services, our Collateral Protection Insurance, or CPI, business is fully vertically integrated and we manage all aspects of the CPI business for our clients, including policy issuance and administration, underwriting and claims. The Company differentiates itself from competitors by establishing long-term relationships with clients, leveraging its alliance with CUNA Mutual, and providing high-quality service and advanced technology to more than 600 customers and over 5.9 million loans.

In the first quarter of 2015, total revenues from the Lender Services segment were $30.0 million, an increase of $6.5 million, or 27.7 percent, from the first quarter of 2014.  Premiums earned increased by $6.5 million, or 28.5 percent, to $29.3 million in the first quarter of 2015 from $22.8 million in the first quarter of 2014.  Increases in Lender Services premiums from existing clients, new business and our CUNA Mutual agreement are being driven by overall growth in lenders’ portfolios as a result of  rising automobile sales, higher average automobile loan balances and increasing credit availability.  Our CUNA Mutual alliance continues to generate increases in premiums earned due to increased sales to credit unions and high account retention.

Losses and loss adjustment expenses were $13.1 million in the first quarter of 2015 compared to $9.7 million in the same period last year, primarily a result of an increased loss ratio, increased retention for the business subject to the CUNA Mutual alliance and higher earned premiums.  The net loss ratio rose to 44.8 percent in the first quarter of 2015 from 42.8 percent in the first quarter of 2014.

General and Administrative Expenses

General and administrative expenses in the first quarter of 2015 increased by $1.5 million, or 10.3 percent, to $16.1 million from $14.6 million in the first quarter of 2014, primarily due to an increase in direct personnel costs, including stock-based compensation expense, and employee health insurance. In addition, professional fees are higher due to costs associated with being a public company.

Balance Sheet

State National’s balance sheet reflects low financial leverage with $44.5 million of subordinated debentures.  The subordinated debentures have limited covenant requirements and are interest-only until the mid-2030s. The Company had only $6.5 million of goodwill and other intangibles at March 31, 2015.

State National’s investment portfolio is primarily comprised of fixed income securities, the majority of which have investment grade ratings with short duration of approximately four years and are laddered to allow for new funds to reinvest annually as rates change.  Most of the Company’s reserves are ceded to reinsurers.

2015 Outlook

We maintain our Outlook for 2015 in our Lender and Program Services operating businesses.

In Lender Services, we expect our strong sales and marketing efforts coupled with the ongoing success of our relationship with CUNA Mutual to continue to drive growth.  The trend of rising automobile sales, higher average automobile loan balances and increasing credit availability should also contribute to organic growth in 2015.  Based on these factors, we expect net earned premiums in 2015 to be in the range of $120 million to $130 million, up from $96.7 million in 2014, with an expected combined ratio of 85 to 90 percent.

In Program Services, increased capital in the property and casualty insurance market, including the increased role of alternative capital markets in reinsurance, and the growth of offshore markets generally should drive demand for our services, as many of these firms do not have direct access to the U.S. market.  We have a robust pipeline that is partially a result of new dedicated business development staff that was added in the summer of 2014, calling directly on general agents.  In 2015, we expect fees for Program Services to be in the range of $55 million to $60 million.  Included in this projection is our expectation of fees from Meadowbrook and Nephila, each of which is expected to contribute $10 million to $13 million in fees.

Non-GAAP Reconciliation

This press release includes certain financial measures that have been adjusted for items impacting comparability.  The accompanying information provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, earnings per share, return on equity or any other GAAP measure of liquidity or financial performance.

Adjusted net income is considered a non-GAAP financial measure because it reflects the following adjustments, as applicable, to net income, which is the most directly comparable measure calculated in accordance with GAAP:  the pro forma provision for income taxes as if the Company had been treated as a C Corporation for each period presented, and the exclusion (net of tax benefit) of the increase in the Company’s deferred tax asset as a result of the conversion to C Corporation status, the amount of founder special compensation and the non-recurring offering-related expenses and contract modification expense related to the amendment to our alliance agreement with CUNA Mutual.  Management believes this measure is helpful to investors because it provides comparability in evaluating core financial performance between periods.

Adjusted Net Income

	Three Months Ended March 31,
	2015	2014

Adjusted net income	$8,674	$4,893
Reconciliation of adjusted net income:
Net income (loss)	$8,674	$(3,400)
Plus: Provision for income taxes to reflect change to C corporation status (2)	—	2,160
Plus: Founder special compensation (1) (3)	—	6,133
Adjusted net income	$8,674	$4,893

Adjusted Earnings Per Share

	Three Months Ended
	March 31,
	2015	2014
Adjusted diluted earnings per share	$0.20	$0.14
Reconciliation of adjusted diluted earnings per share:
Net income (loss)	$0.20	$(0.10)
Plus: Provision for income taxes to reflect change to C corporation status (2)	—	0.06
Plus: Founder special compensation (1) (3)	—	0.18
Adjusted diluted earnings per share	$0.20	$0.14

(1)          During the periods presented, we made special compensation payments to our co-founders and principal executive officers, Lonnie Ledbetter and Terry Ledbetter in recognition of their service to our Company.  We refer to these payments as “founder special compensation.”  Following the completion of the private placement, we ceased paying founder special compensation.

(2)          Upon the completion of the private placement, our parent company’s status as a Subchapter S corporation terminated and our consolidated income became fully subject to U.S. federal income taxes.  This adjustment represents estimated income taxes as if the Company had been treated as a C Corporation for each period presented.

(3)          Founder special compensation is shown net of estimated statutory federal and state income taxes for each period presented.

Conference Call

State National will host a conference tomorrow morning, May 15, 2015 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss its first quarter 2015 results. To access the call live, dial (716) 247-5810 and use the passcode 25899422# at least 10 minutes prior to the start time. Alternatively, investors can listen live over the Internet by visiting the Company’s website at http://ir.statenational.com/. For those who cannot listen to the live call, a telephonic replay will be available through May 22, 2015 and may be accessed by calling (404) 537-3406 and using pass code 25899422#. Also, an archive of the webcast will be available after the call for a period of 90 days on the “Investor Relations” section of the Company’s website at http://www.statenational.com/.

About State National Companies, Inc.

State National Companies, Inc. (NASDAQ: SNC) is a leading specialty provider of property and casualty insurance operating in two niche markets across the United States. In its Program Services segment, the Company leverages its “A” (Excellent) A.M. Best rating, expansive licenses and reputation to provide access to the U.S. property and casualty insurance market in exchange for a ceding fee. In its Lender Services segment, the company specializes in providing collateral protection insurance, which insures personal automobiles and other vehicles held as collateral for loans made by credit unions, banks and specialty finance companies. To learn more, please visit www.statenational.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally, but not always, accompanied by words such as “estimate,” “believe,” “expect,” “anticipate,” “would,” “will,” “may,” “plan,” “goal,” “target,” “could,” “continue,” “intend” or other words that convey the uncertainty of future events or outcomes. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, our ability to recover from our capacity providers, the cost and availability of reinsurance coverage, challenges to our use of issuing carrier or fronting arrangements by regulators or changes in state or federal insurance or other statutes or regulations, our dependence on a limited number of business partners, potential regulatory scrutiny of lender-placed automobile insurance, level of new car sales, availability of credit for vehicle purchases and other factors affecting automobile financing, our ability to compete effectively, a downgrade in the financial strength ratings of our insurance subsidiaries, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, changes in interest rates or other changes in the financial markets, the effects of emerging claim and coverage issues, changes in the demand for our products, the effect of general economic conditions, breaches in data security or other disruptions with our technology, and changes in pricing  or other competitive environments.

Forward-looking statements involve inherent risks and uncertainties and State National Companies cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of State National Companies. These factors and other risks and uncertainties are described in detail in our Annual Report on Form 10-K for the year ended December 31, 2014 and our other filings with the Securities and Exchange Commission.   The forward-looking statements in this press release speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

STATE NATIONAL COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands, except for share and per share information)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Investments:
Fixed-maturity securities — available-for-sale, at fair value (amortized cost — $310,676, $305,019, respectively)	$318,445	$309,911
Equity securities — available-for-sale, at fair value (cost — $1,967, $1,419, respectively)	3,171	2,642
Total investments	321,616	312,553

Cash and cash equivalents	31,239	38,348
Restricted cash and investments	3,716	6,597
Accounts receivable from agents, net	23,295	18,528
Reinsurance recoverable on paid losses	948	1,200
Deferred acquisition costs	921	1,036
Reinsurance recoverables	1,711,956	1,656,534
Property and equipment, net (includes land held for sale — $1,034, $1,034, respectively)	18,020	18,397
Interest receivable	1,829	1,795
Deferred income taxes, net	23,037	23,864
Goodwill and intangible assets, net	6,502	6,683
Other assets	5,992	6,229
Total assets	$2,149,071	$2,091,764

Liabilities
Unpaid losses and loss adjustment expenses	$1,235,049	$1,209,905
Unearned premiums	508,931	480,124
Allowance for policy cancellations	50,428	55,500
Deferred ceding fees	25,401	23,612
Accounts payable to agents	2,071	2,448
Accounts payable to insurance companies	2,386	4,399
Subordinated debentures	44,500	44,500
Income taxes payable	700	1,762
Other liabilities	27,877	28,642
Total liabilities	1,897,343	1,850,892

Shareholders’ equity
Common stock, $.001 par value (150,000,000 shares authorized; 44,477,162 and 44,247,102 shares issued at March 31, 2015 and December 31, 2014, respectively)	44	44
Preferred stock, $.001 par value (10,000,000 authorized; no shares issued and outstanding at March 31, 2015 and December 31, 2014)	—	—
Additional paid-in capital	221,343	220,577
Retained earnings	24,340	16,108
Accumulated other comprehensive income	6,001	4,143
Total shareholders’ equity	251,728	240,872
Total liabilities and shareholders’ equity	$2,149,071	$2,091,764

STATE NATIONAL COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

 ($ in thousands, except for per share information)

	Three Months Ended
	March 31,	March 31,
	2015	2014
Revenues:
Premiums earned	$29,284	$22,786
Commission income	370	417
Ceding fees	14,144	9,902
Net investment income	1,681	1,112
Realized net investment gains	265	400
Other income	385	910
Total revenues	46,129	35,527

Expenses:
Losses and loss adjustment expenses	13,533	9,996
Commissions	1,497	836
Taxes, licenses, and fees	712	605
General and administrative	16,142	14,577
Founder special compensation	—	11,203
Interest expense	500	574
Total expenses	32,384	37,791

Income (loss) before income taxes	13,745	(2,264)

Income taxes:
Current tax expense	5,244	1,678
Deferred tax benefit	(173)	(542)
	5,071	1,136
Net income (loss)	$8,674	$(3,400)

Net income (loss) per share attributable to common shareholders:
Basic earnings per share	$0.20	$(0.10)
Diluted earnings per share	0.20	(0.10)

Dividends, per share	$0.01	$0.34

Program Services Segment — Results of Operations

Unaudited

	Three Months Ended
	March 31,
($ in thousands)	2015	2014

Revenues:
Premiums earned	$(11)	$(16)
Ceding fees	14,144	9,902
Total revenues	14,133	9,886

Expenses:
Losses and loss adjustment expenses	414	247
Commissions	—	(5)
Taxes, licenses, and fees	5	6
General and administrative	3,133	2,856
Total expenses	3,552	3,104

Income before income taxes	$10,581	$6,782

Program gross expense ratio	1.2%	1.4%
Gross premiums written	$264,912	$204,158
Gross premiums earned	$232,933	$175,103

Lender Services Segment — Results of Operations

Unaudited

	Three Months Ended
	March 31,
($ in thousands)	2015	2014

Revenues:
Premiums earned	$29,295	$22,802
Commission income	370	417
Other income	351	311
Total revenues	30,016	23,530

Expenses:
Losses and loss adjustment expenses	13,119	9,749
Commissions	1,497	841
Taxes, licenses, and fees	707	599
General and administrative	10,173	10,197
Total expenses	25,496	21,386

Income before income taxes	$4,520	$2,144

Net loss ratio	44.8%	42.8%
Net expense ratio	42.2%	51.0%
Net combined ratio	87.0%	93.8%

Gross premiums written	$32,649	$26,110
Net premiums written	$26,882	$19,368

Corporate Segment — Results of Operations

Unaudited

	Three Months Ended
	March 31,
($ in thousands)	2015	2014

Revenues:
Net investment income	$1,681	$1,112
Realized net investment gains	265	400
Other income	34	599
Total revenues	1,980	2,111

Expenses:
General and administrative	2,836	1,524
Founder special compensation	—	11,203
Interest expense	500	574
Total expenses	3,336	13,301

Income (loss) before income taxes	(1,356)	(11,190)

Income tax expense	5,071	1,136

Net income (loss)	$(6,427)	$(12,326)

Adjusted pre-tax income (loss)	$(1,356)	$13
Reconciliation of adjusted pre-tax income (loss):
Pre-tax income (loss)	$(1,356)	$(11,190)
Plus: Founder special compensation (1)	—	11,203
Adjusted pre-tax income (loss)	$(1,356)	$13

(1) During the periods presented, we made special compensation payments to our co-founders and principal executive officers, Lonnie Ledbetter and Terry Ledbetter in recognition of their service to our Company.  We refer to these payments as “founder special compensation.”  Following the completion of the private placement, we ceased paying founder special compensation.

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